EXHIBIT 5.1

November 6, 2008

Sun Microsystems, Inc.

4150 Network Circle

Santa Clara, CA 95054

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Sun Microsystems, Inc., a Delaware corporation, (the “Company” or “you”) and have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about November 6, 2008 in connection with the registration under the Securities Act of 1933, as amended (the “1933 Act”) of 57,000,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), reserved for issuance under the Sun Microsystems, Inc. 1990 Employee Stock Purchase Plan, amended and restated as of November 5, 2008 (the “Plan”).

As your legal counsel, we have examined the Restated Certificate of Incorporation, as amended, and the Bylaws of the Company, the Plan and such other documents of the Company as we have deemed necessary or appropriate for the purposes of the opinion expressed herein, and are familiar with the proceedings proposed to be taken by you in connection with the operation and administration of the Plan and the obligations of the Company under the terms of the Plan.

Based upon the foregoing, it is our opinion that, the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, will be legally and validly issued, fully paid and nonassessable, except as enforcement thereof may be limited by bankruptcy, garnishment or other creditor’s process.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendment thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI

Professional Corporation